Exhibit 7.1
May 18, 2007
To the Audit Committee of the Board of Directors
Earth Biofuels, Inc.
3001 Knox Street, Suite 403
Dallas, TX 75205
We have audited the financial statements of Earth Biofuels, Inc. for the year ended December 31, 2006, and have issued our report thereon dated April 30, 2007. Professional standards require that we provide you with the following information related to our audit.
Our responsibility under Public Company Accounting Oversight Board Standards
As stated in our engagement letter dated January 5, 2007, our responsibility, as described by professional standards, is to plan and perform the audit to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement and are fairly presented in accordance with generally accepted accounting principles. Because an audit is designed to provide reasonable, but not absolute, assurance and because we did not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts may exist and not be detected by us.
Audit Adjustments
For purposes of this letter, professional standards define an audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures. An audit adjustment may or may not indicate matters that could have a significant effect on the financial reporting process (that is, cause future financial statements to be materially misstated). We previously disclosed our assessment that all of our adjustments were the result of an ineffective financial reporting system. The purpose of this letter is to bring to your attention the fact that some of the adjustments we made during our audit impact previously reported earnings. We bring your attention to the fact that your financial statements included in your Forms 10QSB as filed for the quarters ended June 30, 2006 and September 30, 2006 included errors related to share based compensation and should be restated by filing amended Forms 10QSB.
Registered Public Company Accounting Oversight Board
AICPA Center for Public Company Audit Firms
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 — voice | (713) 266-1815-fax | www.malone-bailey.com

You should notify your investors today that these prior filings should not be relied upon by filing a Form 8K including a notice of non-reliance on previously issued financial statements.
This information is intended solely for the use of the Audit Committee, Board of Directors, and management of Earth Biofuels, Inc., is not intended to be, and should not be used by anyone other than these specified parties.

Very Truly Yours,

Malone & Bailey, PC

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